Exhibit 2.3


                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Merger approved on this ___ day of ___________, _____ by the shareholders of The Flagship Companies, Inc., a business corporation organized and existing under the laws of the State of South Dakota, and by resolution adopted by its Board of Directors on said date, and approved on ____________, ____ by the shareholders of Bob Casagrande & Associates, Inc., a business corporation organized and existing under the laws of the State of Iowa, and by resolution adopted by its Board of Directors on said date.

         1. The Flagship Companies, Inc., a South Dakota corporation and Bob Casagrande & Associates, Inc., an Iowa corporation shall pursuant to the provisions of the South Dakota Business Corporation Act and the provisions of the Iowa Business Corporation Act, be merged with and into a single corporation, to wit, The Flagship Companies, Inc., a South Dakota corporation, which shall be the surviving corporation upon the effective date of the merger, and which is hereinafter referred to as the "Surviving corporation", and which shall continue to exist as said Surviving corporation under the name The Flagship Companies, Inc. pursuant to the provisions of the South Dakota Business Corporation law. The separate existence of Bob Casagrande & Associates, Inc., an Iowa corporation, which is hereafter referred to as the "Terminating Corporation" shall cease upon the effective date of the merger in accordance with the provisions of the Iowa Business Corporation Act.

         2. The Certificate of Incorporation of the Surviving corporation as now in force and effect shall be the Certificate of Incorporation of said Surviving corporation except that Article IV thereof, relating to the number of authorized shares, is hereby amended and changed so as to read as follows upon the effective date of the merger:

                                   ARTICLE IV
                                AUTHORIZED SHARES

         The aggregate number of shares which the corporation shall have the authority to issue is Ten Million (10,000,000) shares of common stock and the par value of each of said shares shall be One dollar ($1.00), all of which shall be one class of common stock.

and said Certificate of Incorporation as herein amended and changed shall continue in full force and effect until further amended and changed in the manner prescribed by law.

         3. The By-laws of the Surviving corporation as in force and effect upon the effective date of the merger shall be the By-laws of the Surviving corporation and continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by law.

         4. The directors and officers in office of the Surviving corporation upon the effective date of the merger shall continue to be the members of the Board of Directors and officers of the Surviving corporation, all of whom shall hold their respective directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-laws of the Surviving corporation.

         5. Each issued share of the Terminating corporation, upon the effective date of the merger, be converted into the right to receive and become exchangeable for .344 shares of common stock of the Surviving corporation.

         6. The Surviving Corporation and the Terminating Corporation will cause to be executed and filed any document or documents prescribed by the laws of the State of South Dakota and the State of Iowa, and they will cause to be performed all necessary acts therein to effectuate the merger. The Board of Directors and the proper officers of the Surviving Corporation and Terminating Corporation are hereby authorized, empowered and directed to do any and all acts, and to make, execute, deliver and file any and all instruments, papers and documents which shall be necessary to carry out or put into effect the provisions of this Agreement and Plan of Merger and the merger provided for herein.

                              ARTICLES OF MERGER OF
                          THE FLAGSHIP COMPANIES, INC.

         Pursuant to the provisions of the South Dakota Business Corporation Act governing the merger of one foreign business corporation with and into a domestic business corporation, the corporations hereinafter named do hereby adopt the following articles of merger.

                                   ARTICLE I.
                                      NAMES

         The name of the merging corporations are The Flagship Companies, Inc., which is a business corporation organized under the laws of the State of South Dakota, and Bob Casagrande & Associates, Inc., which is a business corporation organized under the laws of the State of Iowa.

                                   ARTICLE II.
                                 PLAN OF MERGER

         Annexed hereto and made a part of this Agreement and Plan of Merger for merging Bob Casagrande & Associates, Inc., an Iowa corporation, with and into The Flagship Companies, Inc. as adopted by resolution of the Board of Directors and approved by the Shareholders of each of said corporations.

                                  ARTICLE III.
                        NUMBER OF SHARES REQUIRED TO VOTE

         The number of shares of The Flagship Companies, Inc. which were outstanding at the time of the approval of the Agreement and Plan of Merger by its shareholders were 2 shares of common stock, and the total number of votes entitled to be cast was 2.

         The number of the aforesaid shares which were voted for the Agreement and the Plan of Merger is 2, and the number of shares which were voted against the same is 0.

         The number of shares of Bob Casagrande & Associates, Inc., an Iowa corporation, which were outstanding at the time of the approval of the Agreement and Plan of Merger by its shareholders were 1,000,000 shares of common stock, and the total number of votes entitled to be cast was 1,000,000.

         The number of the aforesaid shares which were voted for the Agreement and the Plan of Merger is 1,000,000, and the number of shares which were voted against the same is 0.

Dated this ___ day of ___________, _____.

THE FLAGSHIP COMPANIES, INC., a South       BOB CASAGRANDE & ASSOCIATES,
Dakota corporation,                         INC., an Iowa corporation,

By:                                         By:
   ------------------------------              ------------------------------
   Its President                               Its President

STATE OF NEBRASKA    )
                     ) ss
COUNTY OF DOUGLAS    )

         The foregoing instrument was acknowledged before me on this ___ day of ____________, _____, by ___________________________, President of The Flagship
Companies, Inc., a South Dakota corporation, who acknowledged that this was his free and voluntary act on behalf of the Corporation.


                                        ----------------------------
                                        Notary Public


STATE OF NEBRASKA    )
                     ) ss
COUNTY OF DOUGLAS    )

         The foregoing instrument was acknowledged before me on this ___ day of ____________, _____, by ___________________________, President of Bob Casagrande
& Associates, Inc., an Iowa corporation, who acknowledged that this was his free and voluntary act on behalf of the Corporation.


                                        ----------------------------
                                        Notary Public